Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made effective the 1st day November, 2002 by and between The Avon-Dixon Agency, LLC, a Maryland limited liability company (the “Company”), and Mark M. Freestate (the “Employee”).

WITNESSETH: That for and in consideration of the sum of One Dollar ($1.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, it is hereby agreed by and between the parties as follows:

1. Duties. The Company hereby employs the Employee as an insurance producer, with such duties as may be assigned to the Employee by the President of the Company; provided, however, that such duties shall not include the management of the day-to-day operations of any portion or aspect of the Company’s business. The Employee shall devote his full business time, attention and energies to the performance of his duties hereunder. Except as otherwise expressly agreed to in writing by the parties, the Employee’s full business time, attention and energies shall be focused exclusively on the performance of his duties hereunder, such that, during the term of this Agreement, the Employee shall not engage in any other activity for compensation; provided, however, that Employee may serve on the board of directors of the Centreville National Bank of Maryland.

2. Compensation. The Employee shall receive the following compensation:

(a) upon the Employee’s execution of this Agreement, a one-time signing bonus of $29,900, which shall be paid up-front but earned pro-rata (i.e., Employee will repay that portion of the bonus allocable to the portion of the 1-year period following the date of this Agreement that he is not employed by the Company, if his employment is terminated by the Company pursuant to Sections 4(b)(i) through (xii), inclusive, or by him other than pursuant to Section 4(c)); and

(b) the commissions set forth and as provided in Schedule A attached hereto.

3. Term. The employment of the Employee shall commence on the date of this Agreement and shall continue until otherwise terminated in accordance with Section 4.

4. Conditions of Termination.

(a) This Agreement may be terminated by the Employee on thirty (30) days’ prior written notice to the Company for any reason or no reason. This Agreement may be terminated by the Company without prior notice to the Employee for any reason or no reason.

(b) This Agreement also may be terminated by the Company for any of the following reasons without prior notice to the Employee:

(i) The Company or any of its affiliates suffers a material injury to its operations, financial condition or business reputation as a result of the Employee’s misconduct, dishonesty or moral turpitude in connection with the performance of his duties for the Company;

(ii) The Employee violates any of the provisions contained in Section 10;

(iii) The Employee is indicted for the commission of any felony, if the indictment has a material adverse impact on the reputation or standing in the business community of the Company or any of its affiliates;

(iv) The Employee abuses any drug;

(v) The Employee abuses alcohol, but only to the extent that such abuse has a material adverse effect on the Company’s reputation or on the performance of duties and responsibilities under this Agreement;

(vi) The Employee loses any of his licenses to sell insurance;

(vii) The Employee fails to substantially perform his duties under this Agreement, and such failure is not cured by the Employee within 30 days after receiving written notice thereof from the Company;

(viii) The Employee habitually neglects his duties;

(ix) The Employee materially breaches this Agreement, and such breach is not cured by the Employee within 30 days after receiving written notice thereof from the Company;

(x) The Employee’s coverage under the Company’s employee dishonesty bond is terminated;

(xi) The Employee dies;

(xii) The Employee is permanently disabled, which is defined as (A) the Employee’s inability, through physical or mental illness or other cause, to perform the majority of regular duties for a period of one hundred eighty (180) days or more; (B) the Employee’s declaration that he is permanently disabled; (C) a determination by the Employee’s personal physician that he is permanently disabled; or (D) a determination by the Company’s physician that the Employee is permanently disabled; or

(xiii) The Company determines to discontinue its insurance business.

(c) This Agreement may be terminated by the Employee for any of the following reasons without prior notice to the Company:

(i) Without the Employee’s prior written consent, the Company takes any action that has a material adverse effect on the Employee’s ability to perform as an insurance producer under this Agreement;

(ii) Without the Employee’s prior written consent, the Company reduces the Employee’s compensation set forth in Section 2(b); or

(iii) The Company materially breaches any of its obligations under this Agreement, and such breach is not cured by the Company within 30 days after receiving written notice thereof from the Employee.

(d) The party that terminates the Employee’s employment pursuant to Sections 4(b)(i) through (xii), inclusive, or Section 4(c) shall provide the other party with a final written notice of termination with all associated facts and details within 30 days after the effective date of such termination.

5. Payments Upon Termination.

(a) Upon the termination of the Employee’s employment:

(i) the Employee shall be entitled to receive from the Company all commissions and payments to which the Employee is entitled as of the effective date of termination in accordance with Section 2(b) of this Agreement and Schedule A attached hereto;

(ii) if the Employee’s employment is terminated by the Company other than pursuant to Section 4(b)(i) through (x) of this Agreement, inclusive, and the Company gives the Employee less than 30 days’ prior written notice of such termination, then the Employee shall be entitled to receive from the Company all commissions to which the Employee would have been entitled had Employee’s employment continued after the date of termination for the number of days that shall be equal to the remainder obtained by subtracting (A) the number of days prior written notice given to the Employee, if any, from (B) 30. Such commissions shall be paid in accordance with Section 2(b) of this Agreement and Schedule A attached hereto (disregarding the Employee’s employment status) not later than 60 days after the date of termination; and

(iii) if, within three (3) years following the date of this Agreement, (A) the Company terminates the Employee’s employment other than pursuant to Section 4(b)(i) through (xii) of this Agreement, inclusive, or (B) the Employee terminates his employment pursuant to Section 4(c) of this Agreement, then the Company shall pay to the Employee the positive remainder, if any, obtained by subtracting (a) the amount of any “Deferred Payment” (as defined in that certain Asset Purchase Agreement of even date herewith by and between W.M. Freestate & Son, Inc., the Employee, the Company, and Shore Bancshares, Inc.) paid or payable by the Company, from (b) $256,250. Such payment shall be paid to the Employee in cash on the “Deferred Payment Due Date” as defined in such Asset Purchase Agreement.

(b) The payments specified in this Section 5, if applicable, shall be considered payment in full for all claims of the Employee for compensation under this Agreement, and the Employee shall not be entitled to any other compensation after the date of termination.

(c) The Company shall have the right to deduct from the payments due Employee under this Agreement any amounts that the Employee owes the Company at the time such payments are made by the Company.

6. Fringe Benefits.

The Company shall provide the same fringe benefits as are provided to other similarly situated employees of the Company’s affiliate Shore Bancshares, Inc.

7. Reimbursement of Expenses.

(a) The Company recognizes that Employee may incur various expenses, from time to time, for the Company's benefit and in furtherance of the business. The Company agrees either to pay directly, advance sums to Employee to be used for and/or to reimburse Employee for expenses authorized in advance by the Company.

(b) The Company shall have the right to establish, change and alter guidelines, from time to time, with respect to the nature and type of expenses that the Company will pay hereunder and the limits of payment.

8. Other Commissions. The Employee agrees to remit to the Company any and all commissions, fees and bonuses which may be made payable to him which he receives as a result of his referral or sales of insurance while employed by the Company.

9. Property Rights. The Employee agrees that any and all work products he produces, including but not limited to expirations, renewals, expirations lists, manuals, insurance dailies, customer lists, commissions or premiums, lists of commissions on premiums, advertising copy and salesmanship pointers shall be considered the exclusive property of the Company and shall remain so after termination of this Agreement. The above enumerations are intended to be illustrations only.

10. Protection of Business. In order that the Company shall continue to receive the benefit of the goodwill and relationships with customers which it enjoys, the Employee agrees, in consideration of $100, that:

(a) For a period of three (3) years after the Employee ceases to be employed by the Company, the Employee will not directly or indirectly, within the Delmarva Peninsula, whether alone or as an employee, officer, director, stockholder, member, or partner of any other entity, or as a trustee, fiduciary, or other representative of any other such activity, solicit, sell, serve, divert or receive insurance producer business to or from any party which was a customer or an actively solicited prospective customer of the Company as of the date of termination or during the period of eighteen (18) months prior to said termination date; provided, however, that this Section 10(a) shall not apply if Employee’s employment is terminated as provided in Section 4(b)(xiii) because the Company has determined to discontinue its insurance business, but only if such discontinuance is not the result of the sale or other transfer of the Company’s insurance business to another person or entity.

(b) For a period of three (3) years after the Employee ceases to be employed by the Company, the Employee will not, directly or indirectly, engage in the insurance producer business in the Delmarva Peninsula; provided, however, that this Section 10(b) shall not apply if Employee’s employment is terminated as provided in Section 4(b)(xiii) because the Company has determined to discontinue its insurance business, but only if such discontinuance is not the result of the sale or other transfer of the Company’s insurance business to another person or entity.

(c) During and after the Employee’s employment with the Company, the Employee shall not disclose or divulge to third parties, any confidential information concerning the Company, its business, or its customers. All information regarding the Company, and its business, including but not limited to information regarding the Company's former, current or prospective customers, employees and markets, methods of doing business, systems, procedures and financial performance and condition shall be presumed to be confidential information of the company for purposes of this Agreement except to the extent that any such information is otherwise in the public domain and became part of the public domain other than by means of a breach of a confidentiality obligation. All tangible embodiments of confidential information, whether typed, written, stored electronically or otherwise, shall at all times remain the property of the Company. Upon the cessation of employment with the Company, the Employee shall promptly return to the Company all copies of such tangible embodiments of confidential information.

(d) It is recognized that damages in the event of a breach of this Section 10 by the Employee would be difficult, if not impossible, to ascertain, and it is therefore agreed that the Company, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court in the State of Maryland of competent jurisdiction, enjoining any such breach, and the Employee hereby waives any and all defenses he may have on the ground of lack of jurisdiction or competence of a court in the State of Maryland to grant such an injunction or other equitable relief. The existence of this right shall not preclude any other rights and remedies at law or in equity which the Company may have.

(e) The covenants contained in each of the above subsections of this Section 10 and within the subsections themselves are intended to be separate and divisible covenants and if, for any reason, any one or more thereof shall be held to be invalid or unenforceable, in whole or in part, it is agreed that the same shall not be held to affect the validity of any other such covenant contained in this Agreement. The benefits of this Section 10 shall inure to the benefit of, and each reference to Company shall be deemed to include any affiliate, subsidiary or parent of the Company.

11. Set Off. The Company may set off against any of the amounts due the Employee by the Company hereunder, any amounts which are due from the Employee to the Company and for bad debts of customers for which the Employee is responsible (as evidenced by the coding of such customers or otherwise assigned to the Employee) in excess of $3,500.00 in any calendar year (exclusive of any late charges or commission due to the Company or the Employee). The Company shall provide the Employee with a period of one (1) year following the year that the bad debt is written off by the Company to collect the bad debt prior to exercising its night of setoff relating to such bad debt under this Section 11. To the extent that the Company exercises its right of setoff pursuant to this Section 11, and provided that the Employee complies in all respects with all applicable federal and state laws and regulations governing the collection of debts, including the federal Fair Debt Collection Practices Act, the Company shall assign to the Employee its rights with respect to the subject bad debts.

12. Miscellaneous Provisions:

(a) Applicable Law. It is the intention of the parties hereto that all questions with respect to the construction of this Agreement and rights and liabilities of the parties hereunder shall be determined in accordance with the laws of the State of Maryland.

(b) Entire Agreement. This Agreement embodies and constitutes the entire understanding among the parties with respect to the transactions contemplated herein, and all prior or contemporaneous agreements, understanding, representations and statements, oral or written, are merged into this Agreement.

(c) Modification. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged, or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

(d) Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

(e) Binding Effect. The Agreement shall be binding upon and shall insure to the benefit of the parties hereto and their successors and assigns. This Agreement may be assigned by the Company to an affiliate of the Company, or to any third party in connection with any sale of the Company’s business or other extraordinary transaction. This Agreement may not be assigned by the Employee.

(f) Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(g) Gender. Whenever herein the singular number is used, the same shall include the plural and the masculine gender shall include the feminine and neuter genders.

(h) Notices. All notices and communications hereunder shall be in writing and shall be deemed given when sent postage prepaid by registered or certified mail, return receipt requested, and, if intended for the Company, shall be addressed to it, to the attention of its President, at the principal office of the Company, and if intended for Employee, shall be addressed to the Employee at the Employee’s address as shown in the Company's records.

(i) Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each one of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(j) Waiver. Failure to Insist upon strict compliance with any of terms, covenants or conditions hereof shall not be deemed a waiver of such terms, covenants or conditions, nor shall any waiver or relinquishment or any night or power hereunder at any one instance or instances be deemed a waiver or relinquishment of such right or power at any other time or times.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ATTEST:	THE AVON-DIXON AGENCY, LLC

/s/ Terry Mead	By: /s/ Kevin P. LaTulip
Terry Mead, Secretary	Kevin P. LaTulip, President

WITNESS:

/s/	/s/ Mark M. Freestate
Mark M. Freestate

SCHEDULE A

Mark M. Freestate (the “Employee”) shall earn and be entitled to receive the following commissions and payments from The Avon-Dixon Agency, LLC (the “Company”) pursuant to Section 2(b) of the Employment Agreement to which this Schedule A is attached (the “Employment Agreement”):

(A) 32% of the commissions received by the Company (i) on or after the date of the Employment Agreement, and (ii) on or before the date the Employee ceases to be employed by the Company, on the commercial insurance business of W.M. Freestate & Son, Inc. (“W.M. Freestate”) that existed as of the date of the Employment Agreement;

(B) 50% of commissions received by the Company (i) on or after the date of the Employment Agreement, and (ii) on or before the date the Employee ceases to be employed by the Company, on the life insurance business placed by the Employee after the date of the Employment Agreement;

(C) 32% of commissions received by the Company (i) on or after the date of the Employment Agreement, and (ii) on or before the date the Employee ceases to be employed by the Company, on the commercial insurance business placed by the Employee after the date of the Employment Agreement;

(D) 50% of the first-year commissions received by the Company (i) on or after the date of the Employment Agreement, and (ii) on or before the date the Employee ceases to be employed by the Company, on personal lines insurance business placed by the Employee after the date of the Employment Agreement; and

(E) 20% of all first-year commissions received by the Company (i) on or after the date of the Employment Agreement, and (ii) on or before the date the Employee ceases to be employed by the Company, on all insurance business that results directly from a referral of such insurance business by Employee to another employee of the Company, but only to the extent the Employee holds a valid license that permits him to receive such referral fees.